Exhibit 11

GODFREY & KAHN, S.C.
Attorneys at Law
780 North Water Street
Milwaukee, Wisconsin 53202
Tel. (414) 273-3500
Fax (414) 273-5198

November 27, 2002

Strong Income Funds, Inc.
100 Heritage Reserve
Menomonee Falls, WI 53051

Ladies and Gentlemen:

         We have acted as counsel to Strong Income Funds, Inc., a Wisconsin corporation (the "Corporation"), in connection with the preparation by the Corporation of a registration statement on Form N-14 (the "Registration Statement") relating to the issuance by the Corporation of Class A, Class B, Class C and Institutional Class shares of capital stock of the Strong Advisor Municipal Bond Fund (the "Strong Fund"), which is a series of the Corporation, as part of the acquisition by the Strong Fund of the assets of the State Street Research Tax-Exempt Fund, a series of the State Street Research Tax-Exempt Trust, a Massachusetts business trust.

         We have examined: (a) the Registration Statement (including the proxy statement/prospectus contained therein), (b) the Corporation's Amended and Restated Articles of Incorporation, as amended, and By-Laws, as amended, (c) certain resolutions of the Corporation's Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. For purposes of this opinion, we have assumed that no shares of the Strong Fund have been issued as of the date hereof.

         Based upon the foregoing, we are of the opinion that the Strong Fund shares being registered under the Registration Statement have been duly authorized and will be validly issued, fully paid and non-assessable by the Corporation (except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes) upon transfer of the assets of the State Street Tax-Exempt Research Fund pursuant to the terms of the agreement and plan of reorganization included in the Registration Statement.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of person whose consent is required by Section 7 of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.